UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 24, 2009

____________________

ICO, INC.
(Exact name of registrant as specified in its charter)

Texas (State or other jurisdiction of incorporation)	0-10068 (Commission File Number)	76-0566682 (I.R.S. Employer Identification No.)

1811 Bering Drive, Suite 200
Houston, Texas 77057
(Address of principal executive offices and zip code)

(713) 351-4100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement.

On March 24, 2009, ICO, Inc. (the “Company”) entered into Amendment No. 5 to Credit Agreement (“Amendment No. 5”) with KeyBank National Association and Wells Fargo Bank, National Association (“Lenders”) amending our Credit Agreement with the Lenders dated as of October 27, 2006, as previously amended by Amendment No. 1 and Waiver to Credit Agreement, dated April 25, 2007; Amendment No. 2 to Credit Agreement, dated June 25, 2007; Amendment No. 3 and Waiver to Credit Agreement, dated October 1, 2007; and Amendment No. 4, dated May 2, 2008 (the “Credit Agreement”).

Prior to Amendment No. 5, the Credit Agreement provided a $50,000,000 credit facility (“Credit Facility”), consisting of a $30,000,000 revolving credit facility (“Revolver A”), a $15,000,000 term loan (of which approximately $9,167,000 is currently outstanding) and an additional $5,000,000 term loan (of which approximately $4,167,000 is currently outstanding).  The amount of funds available under Revolver A was based on an “asset coverage ratio,” which consisted of domestic cash, accounts receivable and inventory.  As a result of Amendment No. 5, the amount of funds available to draw under Revolver A is now based on a “borrowing base,” which is equal to the sum of 80% of certain domestic “eligible accounts” (accounts receivable) and 50% of certain domestic “eligible inventory” minus any “reserve amount” in effect.   In light of Amendment No. 5 and the computation of the funds available under Revolver A, the Company elected to reduce Revolver A of the Credit Facility by $10,000,000 to $20,000,000.  The Company does not have any current outstanding borrowings drawn under Revolver A, but does have approximately $1,759,000 in letters of credit currently issued thereunder.

Amendment No. 5 also amends the Credit Agreement by, among other things, (i) modifying the definition and calculation of “consolidated fixed charges” by replacing “consolidated income tax expense paid” with a “consolidated income tax expense” formula and excluding capital distributions made by the Company from the computation through December 31, 2009;  (ii) reducing the “fixed charge coverage ratio” covenant requirement from a ratio of 1.10 to 1.00 to a ratio of 1.00 to 1.00 through September 30, 2010, increasing thereafter to a ratio of 1.10 to 1.00; (iii) requiring that the Company maintain a fixed coverage ratio of at least 1.10 to 1.00 during the three consecutive fiscal quarters ending immediately prior to a “restricted payment,” which includes the payment of dividends by the Company and the repurchase by the Company of its shares; and (iv) increasing the margin over the applicable base rate on the Company’s borrowings under the Credit Facility.  Based on the Company’s current leverage ratio, the margin over the applicable base rate increases from 150 basis points to 375 basis points on the Company’s outstanding $9,167,000 term loan and from 200 basis points to 425 points on the Company’s outstanding $4,167,000 term loan.  The increased margins over the base rates are expected to increase the Company’s annual interest expense on its current level of borrowings under the Credit Agreement in the next twelve month period by approximately $250,000.

The foregoing description of Amendment No. 5 is qualified entirely by reference to the full text of Amendment No. 5, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

ITEM 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet
     Arrangement of a Registrant.

Reference is made to the disclosure set forth under Item 1.01 of this report, which disclosure is incorporated into this Item 2.03 by reference.

ITEM 9.01  Financial Statements and Exhibits.

(d) Exhibits

10.1          Amendment No. 5 to Credit Agreement, dated March 24, 2009, by and among ICO, Inc., Bayshore Industrial L.P. and ICO Polymers North America, Inc. (as “Borrowers”); KeyBank National Association, Wells Fargo Bank, National Association and the Other Lending Institutions Named Herein (as “Lenders”); and KeyBank National Association (as “an LC Issuer, Lead Arranger, Bookrunner and Administrative Agent”); and Wells Fargo Bank, National Association (as “Swing Line Lender”).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICO, INC.

Date: March 25, 2009	By:	/s/ Bradley T. Leuschner
	Name:	Bradley T. Leuschner
	Title:	Chief Financial Officer and Treasurer